EXHIBIT 4
FORM OF 9.00% CONVERTIBLE SUBORDINATED DEBENTURE DUE
JULY 1, 2010

THIS DEBENTURE AND THE UNDERLYING SECURITIES OF THE
COMPANY HAVE NOT BEEN REGISTERED UNDER EITHER THE
SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE
BLUE SKY LAWS, AND IS SUBJECT TO CERTAIN INVESTMENT
REPRESENTATIONS, THIS DEBENTURE MAY NOT BE SOLD,
OFFERED FOR SALE OR TRANSFERRED OTHER THAN AS
PROVIDED IN SECTION 4 HEREOF.


               OAKRIDGE HOLDINGS, INC.

            9.00% Convertible Subordinated Debenture
                  Due July 1, 2010
$__________________              _____________, 2008
(Principal Amount)               (Date of Issue)

FOR VALUE RECEIVED, Oakridge Holdings, Inc., a
Minnesota corporation (the "Company"), promises to pay to ____________, or his registered assigns, the principal amount of ____________ Dollars ($________) plus accrued but unpaid interest thereon, on July 1, 2010 unless this Debenture is earlier converted into Common Stock of the Company (the "Common Stock") as provided herein, upon presentation and surrender of this Debenture. Interest on the principal balance of this Debenture accrues at the rate of nine percent
(9.00%) per annum, payable annually on the 1st day of January of each calendar year, with the first such payment due January 1, 2009 and continuing until the principal hereof has been paid in full, converted into Common Stock, or reduced to zero by a combination of payment and conversion into Common
Stock. Interest shall be computed on the basis of a 365day year. The Company may not prepay this Debenture in whole or in part prior to maturity. All payments under this Debenture will be applied first to accrued and unpaid interest, then to the principal balance of this Debenture.

     1.   Series. This Debenture is one of a duly
authorized issue of Debentures of the Company designated as its 9.00% Convertible Subordinated
Debentures Due July 1, 2010 (each a "Debenture" and collectively the "Debentures") in the aggregate principal amount of up to five hundred fifty-five thousand dollars ($555,000).

2. Subordination. This Debenture is unsecured in all respects. The Company covenants and agrees, and each holder of this Debenture by acceptance hereof covenants and agrees, that the payment of the principal of and the interest on this Debenture is hereby expressly subordinated and made subject to the prior payment in full of all Senior Debt of the Company outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by the Company. For purposes of this Debenture, "Senior
Debt" means any indebtedness, whether or not contingent, in respect to borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereto) or representing the balance deferred and unpaid of the purchase price of any property
(including pursuant to capital leases and any balances constituting an accrued expense or a trade payable), if and to the extent any of the foregoing indebtedness would appear as a liability on a balance sheet of the Company prepared on a consolidated basis in accordance with generally accepted accounting principles, and any guarantees of items that would be included within this definition, but shall not include any indebtedness for which the instrument under which such indebtedness is created, incurred, assumed or guaranteed expressly provides that such indebtedness is not senior or superior in right of payment to this Debenture. Upon (i) the maturity of such Senior Debt, including by acceleration or otherwise, or (ii) any distribution of the assets of the Company upon dissolution, winding up, liquidation or reorganization of the Company, the holders of such Senior Debt are entitled to receive payment in full before the holders of this Debenture are entitled to receive any payment. If in any of the situations referred to in clauses (i) and (ii) in the preceding sentence, a payment is made to the holders of this Debenture before all applicable Senior Debt has been paid in full or provision has been made for such payment, the payment made to holders of such Debenture must be paid over to the holders of such Senior Debt. This Debenture shall rank equally with the other Debentures and the Company's other unsecured debt to the extent such other unsecured debt, by its express terms, is not superior in right of payment to this Debenture with respect to receiving payments or other distributions.

3.   Conversion of Debenture.(a)  Terms of
Conversion. The holder of this Debenture shall have
the right, exercisable at the holder's option, at any
time hereafter and until such date as this Debenture
has been paid in full by the Company, to convert,
subject to the terms and provisions of this Section
3, the unpaid principal amount of this Debenture, or
any part thereof, into shares of Common Stock at the
rate of one share of Common Stock for each $0.90
principal amount of this Debenture to be converted,
subject to adjustment as provided herein (the
"Conversion Price").
(b)  Exercise of Conversion Privilege: Surrender of
Debenture. In order to exercise the conversion
privilege, the holder of this Debenture shall
surrender this Debenture in whole or in part to
the Company together with the conversion notice,
which shall be irrevocable, in the form attached
hereto as Exhibit A at the Company's principal office
or such other agency maintained by the Company for
such purpose during normal business hours. This
Debenture shall be converted in accordance with
Subsection 3(a) above only when the conversion notice
is delivered and this Debenture is surrendered,
accompanied by proper assignments thereof to the
Company or in blank for transfer. The Common Stock of
the Company issuable on conversion shall be issued in
the same name as the name of the holder of the
Debenture appearing in the books and records of the
Company. As promptly as practicable after proper
surrender of this Debenture by the holder, as
aforesaid, the Company shall issue and shall deliver
at such office or agency to such holder, a
certificate or certificates for the number of full
shares of Common Stock of the Company issuable upon
the conversion of this Debenture in accordance with
the provisions of this Section 3. Such conversion
shall be deemed to have been effected immediately
prior to the close of business on the date this
Debenture shall have been surrendered as aforesaid,
all rights of the holder hereof as a holder of a
Debenture shall cease at such time, and the holder in
whose name the certificates for the shares are to be
issued shall be treated for all purposes as having
become the holder of record of the shares represented
thereby at such time. If the last day for exercise of
the conversion right shall be other than a business
day, then such conversion right may be exercised on
the next succeeding business day.  If less than all
of the outstanding principal balance of this
Debenture is converted into Common Stock in
accordance with this Section 3, the Company shall,
upon surrender of this Debenture, issue the holder a
new debenture evidencing the outstanding principal
balance of this Debenture not so converted.
(c)  Fractional Shares. In the event of any portion
of principal amount which would have converted into
only a fractional share in connection with such
conversion, then the Company shall pay to the holder
of this Debenture the principal amount representing
such fractional share, in accordance with the terms
of this Debenture, and no fractional shares of Common
Stock shall be issued upon conversion of this
Debenture.
(d)  Adjustment for Certain Events. In case of (i)
any consolidation or merger to which the Company is a
party or statutory exchange of securities with
another corporation (unless the shareholders of the
Company immediately prior to such consolidation,
merger or exchange have beneficial ownership
immediately following such consolidation, merger or
exchange of securities of the surviving entity
representing 80% or more of the combined voting power
of the surviving entity's then outstanding securities ordinarily having the right to vote at elections of directors in approximately the same voting
proportions as such shareholders had in the Company
immediately prior to such consolidation, merger or
exchange); or (ii) any sale or conveyance to another
entity of all or substantially all of the assets of
the Company (in one transaction or a series of
related transactions) (each of (i) and (ii) a "Sale
of the Company"), the entire principal amount of this Debenture, to the extent not previously converted pursuant to Section 3(a) hereof, shall be due and
payable together with accrued and unpaid interest on
the effective date of such Sale of the Company.  The
Company shall give the holder of this Debenture
written notice of an impending Sale of the Company
not later than 15 days prior to the shareholders'
meeting of the Company called to approve such
transaction, or 15 days prior to the scheduled
closing of such transaction, whichever is earlier,
and shall also notify such Holder in writing of the
final approval of such transaction.  The first of
such notices shall give the proposed effective date
of the transaction and shall describe the material
terms and conditions of the proposed Sale of the
Company, and the Company shall thereafter give such
Holder prompt notice of any material changes to such
terms and conditions.
(e)  Reservation of Common Stock. The Company
covenants that it will at all times reserve and keep
available out of its authorized but unissued capital
stock, solely for the purpose of delivering upon
conversion of this Debenture as herein provided, such
number of shares of capital stock as shall then be
deliverable upon the conversion of this Debenture,
including any shares of Common Stock necessary for
exercise of warrants or other rights included as part
of the Securities offered.
(f) Anti-Dilution Adjustments. The conversion rights of the holder shall be subject to the following adjustments:
          (i) If the outstanding shares of Common Stock shall, after the Issue Date, be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination or dividend or other distribution, be proportionately adjusted.
(ii) In the event of any reclassification, reorganization or exchange of the Company's securities, or any consolidation or merger of the Company (other than a
Sale of the Company, in which event Section 3(d)
shall apply), or in the event the Company at any
time or from time to time after the date of this
Debenture makes or declares a dividend or other
distribution payable in cash, securities or
property, then and in each such event provision
shall be made so that the holder shall receive, upon
conversion of this Debenture, in addition to the
amount of securities receivable thereupon, the
amount of cash, securities or other property which
the holder would have received had this Debenture
been converted on the date of such event and had the
holder thereafter, during the period from the date
of such event to and including the conversion date,
retained such cash, securities or other property
receivable during such period. (iii)    Upon the
occurrence of each adjustment or readjustment of a Conversion Price, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.(g) Rights of Debenture
Holder. Until this Debenture is converted in accordance with this Section 3, nothing contained in this Debenture confers upon the holder the right to vote on or consent to any action to be taken by the Company.

     4. Restrictions on Transferability. The holder of this Debenture, by acceptance hereof, agrees to give written notice to the Company at least three (3) days before transferring this Debenture, of such holder's intent to do so, describing briefly the manner of the proposed transfer. Promptly upon receiving such written notice, the Company shall present copies thereof to counsel for the Company.
If, in the opinion of counsel satisfactory in form and substance to the Company, the proposed transfer may be effected without violation of the applicable federal and state securities law, such holder shall be entitled to transfer this Debenture in the manner contemplated in the above-referenced notice to the Company; provided, however, that an appropriate legend may be endorsed on this Debenture respecting restrictions on transfer thereof necessary or advisable, in the opinion of counsel and satisfactory in form and substance satisfactory to the Company, to prevent further transfers that would be in violation of the securities laws or adversely affect the exemptions relied upon by the Company. To such effect, the Company may request that the intended transferee execute an investment and representation letter satisfactory in form and substance to the Company. Upon transfer of this Debenture, the transferee, by acceptance of this Debenture, agrees to be bound by the provisions, terms, conditions and limitations of this Debenture and the investment and representation letter, if any, required by the Company. If (i) no opinion of counsel referred to in this Section has been provided to the Company, or
(ii) in the opinion of such counsel the proposed transfer of this Debenture described in the holder's written notice given pursuant to this Section may not be effected without registration or without adversely affecting the exemptions relied upon by the Company or without violating the terms of this Section 4, the holder will restrict its transfer accordingly.

5. Replacement of Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company if requested by the Company, or in the case of any such mutilation, upon surrender and cancellation of such Debenture, the Company shall issue a new Debenture identical in form to the lost, stolen, destroyed or mutilated
Debenture.

6. Events of Default. Each of the following events shall be an Event of Default ("Event of Default") for purposes of this Debenture:
(a) Debenture Terms. The Company defaults in the due and punctual performance or observance of any material terms contained in this Debenture, and such default continues for a period of sixty (60) consecutive days after written notice thereof to the Company by the holder of this Debenture, except that any such default by the Company will not result in an Event of Default hereunder if the default is waived by the holder of this Debenture; or

(b) Insolvency Matters. The Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself an reorganization arrangement composition readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the company or all or any substantial part of the properties of the company.

     7. Remedies on Default. Upon the occurrence of an Event of Default as described under Section 6 hereof, the holders of the Debentures shall have the option to declare the principal amount of the Debentures and all accrued but unpaid interest thereon to be immediately due and payable upon written notice from the holder to the Company.

8. Modification and Waiver. No purported amendment, modification or waiver of any provision of the Debentures shall be binding unless set forth in a written document signed by the Company and the holders of more than 50% of the principal amount of the Debentures then-outstanding (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof in the circumstances or events specifically made subject thereto, and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any reoccurrence thereof.

9. Notices. All notices, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered or delivered by telex, telegram or telecopy, or five (5) days after depositing in the U.S. Mail for delivery by first class mail, postage prepaid and addressed as provided below, (i) if to any holder of this Debenture, addressed to such holder at its address as shown on the books of the Company, or at such other address as such holder may specify by written notice to the Company, or (ii) if to the Company at 400 W.
Ontario St. #1003, Chicago, IL 60610, Attention:
President, or at such other address as the Company may specify by written notice to the holder of this Debenture.

10. Successors and Assigns. All the terms and provisions of this Debenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company and each holder of this Debenture, whether or not so expressed.

11.  Applicable Law. The laws of the State of
Minnesota shall govern the validity of this Debenture, the construction of its terms and the interpretation of the rights and duties of the Company and each holder of this Debenture, without regard to that state's principles of conflicts of laws.

12.  Waiver of Demand Presentment and Notice of
Dishonor. The undersigned and each endorser or guarantor hereof hereby waives demand, presentment, protest, notice of protest and notice of dishonor.
13. Corporate Obligation. No recourse under or upon any obligation, covenant or agreement contained in this Debenture, or for any claim based hereon or otherwise in respect hereof, shall be had against any promoter, subscriber to shares, incorporator, shareholder, officer, or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor or corporation or through, any trustee, receiver, or any other person, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, except as expressly agreed to by the party charged.

14. Payment. Upon payment or conversion of this Debenture in full, together with payment of any accrued but unpaid interest heron, this Debenture will terminate and be of no further force or effect.

15. Pro Rata Payments. All interest payments and payments or prepayments of principal shall be made and applied pro rata on the Debentures outstanding in accordance with respective principal amounts thereof at the time of payment.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its duly authorized officer as of the Date of Issue.
                                   OAKRIDGE HOLDINGS,
                                   INC.


                                   By
                                   _________________
                                   Its
                                   _________________








                      Exhibit A

                  CONVERSION NOTICE

To:  Oakridge Holdings, Inc. (the "Company")
Principal Amount to be Converted: $
     The undersigned holder of this Debenture hereby irrevocably exercises the option to convert the above-stated principal amount of this Debenture into shares of Common Stock of Oakridge Holdings, Inc. in accordance with the terms of this Debenture (the
"Shares"), and directs that the Shares, together with any check in payment for fractional shares, be issued and delivered to the undersigned. The undersigned acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, (the
"Securities Act") or applicable state securities laws and the Shares are being issued by the Company pursuant to exemptions from those registration requirements and are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities
Act and applicable state securities laws, or pursuant to registration or an exemption from registration.
The undersigned is acquiring the Shares for his, her or its own account, to hold for investment, and the undersigned shall not make any sale, transfer or other disposition of the Shares in violation of the Securities Act or the rules and regulations promulgated thereunder or in violation of any applicable state securities law.


Dated:__________________

HOLDER

By:_____________ _

Print Name:____________________

Title (if any):________________

Company (if any):______________